Exhibit 3.31(c)
FILED In the Office of the
Secretary of State of Texas DEC 14 2010
CERTIFICATE OF MERGER Corporations Section OFA TEXAS LIMITED LIABILITY COMPANY GOVERNED BY THE TBOC AND A DELAWARE LIMITED LIABILITY COMPANY GOVERNED BY THE DLLCA
Pursuant to Chapter 10 of the Texas Business Organizations Code (the “TBOC”), and Title 6, Section 18-209 of the Delaware Limited Liability Company Act (the “DLCCA”), the undersigned parties submit this certificate of merger.
1. Parties to the Merger. The name, organizational form, state of incorporation or organization, and file number, if any, issued by the secretary of state for each organization that is a party to the merger are as follows: (a) USC Management Co., LLC, a Texas limited liability company governed by the TBOC, file no. 800835920 (“$”). Its principal place of business is 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042. USC will not survive the merger.
(b) Concrete Acquisition 11.1, LLC, a Delaware limited liability company governed by the DLLCA, file no. 4736003 (the “L”). Its principal place of business is 2925 Briarpark Drive, Suite 1050, Houston., Texas 77042. The LLC will survive the merger. The plan of merger amends the name of the LLC. The new name of the LLC is set forth below.
USC Management Co.. LLC Name as Amended
2. Plan of Merger. (a) A signed plan of merger is on file at the principal place of business of the LLC.
(b) On written request, a copy of the plan of merger will be. furnished ‘ithout cost by the LLC to any member of the LLC or USC.
3. Certificate of Formation. Other than the name. change as noted previously in 1(b) above, no other amendments or changes will be made to the LLC’s Certificate of Formation as the surviving entity in the merger.
4. Approval of the Plan of Merger. The plan of merger has been approved as required by the laws of the jurisdiction of each organization that is a party to the merger and by the governing documents of those organizations.
5•. Effectiveness Of Filing. This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is:
December 31, 2010 (the “Effective Time”). 6. Tax Certificate. In lieu of providing the tax certificate, on and after the Effective Time, the LLC, as the surviving entity, will be responsible for the payment of all applicable fees and franchise taxes, if any, of USC, and will be obligated to pay and will pay such fees and taxes if the same are not timely paid to the State of Texas and any other government or governmental authorit’ or agency.
ExecUtion The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument. The undersigned certifies that the statements contained herein are tnie and correct, and that the person signing is authorized under the provisions of the provisions of the TBOC and the DLCCA, to execute the filing instrument.
Date; December 14th, 2010 USC M EMENTCO., LLC
By:_________________________ •Nam : Cu M. Lindeman for U.. S. Concrete, Inc., Sole er ot USC Management Co., LLC Title: Vice President and General Counsel
CONC TE CQUJSTION III, LLC By________________________
Name:Curt . Li deman for U.S. Concrete, Inc., Sole Mme of USC Management Co., LLC
Title; Vice President and General C6nnsel